Exhibit 99.1

                    Spherix Reports Second Quarter Results@<

    BELTSVILLE, Md., Aug. 8 /PRNewswire-FirstCall/ -- Spherix Incorporated (Nasdaq: SPEX), today reported a net loss of $453,000 ($0.04 per share) on sales of $4.8 million and a net loss of $1.1 million ($0.10 per share) on sales of $9.2 million for the three and six months ended June 30, 2003, respectively. Company revenues increased 14% from $4.2 million and 26% from $7.3 million for the three- and six-month periods in comparison to those of the prior year.

    The InfoSpherix Division's revenue increased $619,000 (15%) and $1,970,000 (27%) for the three and six months ended June 30, 2003, in comparison to the same periods of the prior year, and the Division's operating profits increased $176,000 and $877,000 for the same periods. The increases between years result from several new contracts, which began in the fourth quarter of 2002 and included a reservation contract, an information services contract and a short-term commercial contract, which concluded at the end of the first quarter of 2003.

    The BioSpherix Division's revenue decreased $42,000 (78%) and $40,000 (69%) for the three and six months ended June 30, 2003, in comparison to the same periods of the prior year, and the Division's operating losses increased $310,000 and $582,000 for the same periods. The increased loss results principally from costs associated with the ongoing arbitration with Arla Foods amba of Denmark, as well as reduced FlyCracker sales, and an increase in the commercialization efforts on Naturlose.

    The CFO of Spherix and Interim President of the InfoSpherix Division, Richard C. Levin, stated, "We are pleased that our past sales efforts are beginning to pay off and we will continue to emphasize these efforts corporate-wide in the future."



                                Three Months Ended        Six Months Ended
                                     June 30,                 June 30,
                                 2003        2002        2003         2002

    Revenue                  $4,802,124  $4,226,509   $9,222,906   $7,292,677
    Operating expense         5,262,120   4,550,719   10,381,208    8,745,401
    Loss from operations      $(459,996)  $(324,210) $(1,158,302) $(1,452,724)

    Net loss                  $(453,075)  $(299,706) $(1,139,463) $(1,410,430)
    Net loss per share           $(0.04)     $(0.03)      $(0.10)      $(0.13)



    Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.

    Under its motto, "A World of Solutions," Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in information technology, knowledge management, and biotechnology.

    Spherix's Internet address is http://www.spherix.com.



SOURCE  Spherix Incorporated
    -0-                             08/08/2003
    /CONTACT: Richard Levin of Spherix Incorporated, +1-301-419-3900, or rlevin@spherix.com/
    /Web site:  http://www.spherix.com/
    (SPEX)

CO:  Spherix Incorporated
ST:  Maryland
IN:  BIO CPR MTC
SU:  ERN